                                                                    Exhibit 10.8

                       SECOND AMENDMENT AND MODIFICATION
                        TO LOAN AND SECURITY AGREEMENT
                        ------------------------------


          THIS SECOND AMENDMENT AND MODIFICATION TO LOAN AND SECURITY AGREEMENT (the "Amendment") is made effective as of October 24, 2001 by and among DRUGMAX, INC., a Nevada corporation, formerly known as DrugMax.com, Inc. ("DrugMax"), VALLEY DRUG COMPANY, an Ohio corporation ("Valley"), DISCOUNT RX, INC., a Louisiana corporation ("Discount RX"), VALLEY DRUG COMPANY SOUTH, a Louisiana corporation ("Valley South") (DrugMax, Valley, Discount RX and Valley South being hereinafter referred to individually as a "Borrower" and collectively as the "Borrowers"), DESKTOP MEDIA GROUP, INC., a Florida corporation ("Desktop"), VETMALL, INC., a Florida corporation ("VetMall") (Desktop and VetMall being hereinafter referred to individually as a "Guarantor" and collectively as the "Guarantors") and STANDARD FEDERAL BANK NATIONAL ASSOCIATION, formerly known as Michigan National Bank, as successor in interest to Mellon Bank, N.A. ("Bank").

                                  BACKGROUND
                                  ----------

     A. Borrowers, Guarantors and Bank have entered into a Loan and Security Agreement dated October 24, 2000, as amended by (i) that certain letter agreement dated February 13, 2001, and (ii) that certain Amendment and Modification to Loan and Security Agreement dated June 13, 2001 (as amended, the "Loan Agreement").

     B. Borrowers and Guarantors have requested and Bank has agreed to further amend the Loan Agreement as provided in this Amendment.

     C. Capitalized terms not defined in this Amendment will have the meanings set forth in the Loan Agreement.

          NOW, THEREFORE, intending to be legally bound hereby, Borrowers, Guarantors and Bank agree as follows:

(a)                 Additional Borrowers and Obligors. From and after the date
                    ---------------------------------
hereof, Discount RX and Valley South will each be a "Borrower" and an "Obligor" under the Loan Agreement and the other Loan Documents and shall be bound by all representations, warranties, terms, conditions, covenants, agreements and waivers thereof and thereunder with the same force and effect as if Discount RX and Valley South were originally a party thereto. All references to "Borrower", "Borrowers", "Obligor" and "Obligors" in the Loan Agreement and the other Loan Documents shall hereafter be deemed to include, without limitation, Discount RX and Valley South.

(a)                 Additional Security. As security for the full and timely
                    -------------------
payment of the Obligations, each of Discount RX and Valley South hereby grant to Bank a first priority perfected security interest in all personal property of Discount RX and Valley South, wherever located, now owned or hereafter acquired, including without limitation the following:

a. All present and future Accounts, contract rights, chattel paper, instruments and documents and all other rights to the payment of money whether or not yet earned, for services rendered or goods sold, consigned, leased or furnished or otherwise, in all cases together with (i) all goods (including any returned, rejected, repossessed or consigned goods), the sale, consignment, lease or other furnishings of which shall give or may give rise to any of the foregoing, (ii) all rights as a consignor, consignee, unpaid vendor or other lien or in connection therewith, including stoppage in transit, set-off, detinue, replevin and reclamation, (iii) all General Intangibles related thereto, (iv) all credit insurance, guaranties, mortgages, security interests, assignments, and other encumbrances on real or personal property, leases and other agreements or property securing or relating to any of the foregoing, (v) choses-in-action, claims and judgments related to or arising out of any of the foregoing, and (vi) any return or unearned premiums, which may be due upon cancellation of any insurance policies.

a. All present and future Inventory (including but not limited to goods held for sale or lease or furnished or to be furnished under contracts for service), and all documents of title covering any of such goods or Inventory.

a.                  All present and future General Intangibles.

a. All present and future Equipment, all documents of title covering any of such Equipment and all manuals of operation, maintenance or repair.

a. All present and future rights in all proceeds of all licenses, permits, approvals, license rights, agreements and General Intangibles with respect to which there are valid and enforceable legal or contractual restrictions prohibiting the collateral assignment or granting of a security interest (the "Non-Assignable Contracts"), including without limitation all proceeds from the sale, transfer or liquidation of such Non-Assignable Contracts and the value allocable to such Non-Assignable Contracts in any sale of business or assets.

a. All present and future general ledger sheets, files, records, customer lists, books of account, invoices, bills, certificates or documents of ownership, bills of sale, business papers, correspondence, credit files, tapes, cards, computer runs and all other data and data storage systems whether in the possession of any party to this Agreement or any service bureau.

a. All letters of credit and letter of credit rights, including the right to receive payment thereunder and all documentation related thereto, and all documents of title, negotiable and non-negotiable bills of lading, electronic bills of lading, shipper's rights, rights accruing under the law of agency or estoppel, warranties, claims and insurance proceeds related thereto or associated therewith.

a.                  Those certain securities described on Schedule 1 attached
                                                          ----------
hereto, all additional securities pledged to Bank from time to time, together with all cash, stock or other dividends paid upon such securities; all securities received in addition to or in exchange for such securities; all subscription rights incident to such securities; any other distribution in respect of such securities in any form; and the proceeds thereof. All of such securities shall be freely assignable and transferable to Bank, and shall be accompanied by such stock pledge agreements and blank stock powers with signatures guaranteed as Bank may require.

a. All documents of title, negotiable and non-negotiable bills of lading, electronic bills of lading, shipper's rights, rights accruing under the law of agency or estoppel, documents, agreements, instruments, warranties and claims now existing or hereafter issued or arising in connection with any Merchandise Letter of Credit now or hereafter issued under this Agreement, and all insurance claims or proceeds related thereto.

a. All deposits, funds, notes, drafts, instruments (including promissory notes), documents, policies, evidences and certificates of insurance, securities, personal property leases and chattel paper and other assets, now or at any time hereafter on deposit with or in the possession or control of Bank or owing by Bank or in transit by mail or carrier to Bank or in the possession of any other Person acting on Bank's behalf, without regard to whether Bank received the same in pledge, for safekeeping, as agent for collection or otherwise, or whether Bank has conditionally released the same, and in all assets in which Bank now has or may at any time hereafter obtain a lien, mortgage, or security interest for any reason.

a. All deposit accounts maintained by Discount RX and Valley South with any depository institution.

a.                  All Investment Property.

a.                  All Financial Assets.

a. All domain names and domain name registration rights, including without limitation, the domain names described on Schedule 2 attached
                                                            ----------
hereto.

a.                  All products and proceeds of the foregoing.

(a)            Amended Defined Terms.
               ---------------------

1.                  Maximum Revolving Credit Facility Amount. The defined term
                    -----------------------------------------
"Maximum Revolving Credit Facility Amount" as set forth in Section 1.1 the Loan
                                                           -----------
Agreement shall be and is hereby amended to read, in its entirety, as follows:

          "Maximum Revolving Credit Facility Amount means $23,000,000.00."

1.                  Net Income. The defined term "Net Income" as set forth in
                    ----------
Section 1.1 the Loan Agreement shall be and is hereby amended to read, in its
-----------
entirety, as follows:

          "Net Income means income (or loss) after Tax Expense and shall have the meaning given such term by GAAP, provided
                                                         --------
     that, there shall be specifically excluded therefrom (a)
     ----
     gains from the sale of capital assets, (b) net income of any other Person in which the Person or Persons whose net income is being determined has an ownership interest, unless received by the Person or Persons whose net income is being determined in a cash distribution, (c) any gains arising from extraordinary items, as defined by

          GAAP, and (d) any income tax benefit (gains) from net operating loss carry forwards."

(a)                 Additional Defined Terms. The following term shall be added
                    ------------------------
to Section 1.1 the Loan Agreement as an additional defined term in its proper alphabetical order:

          "Valley South Reserve means a reserve against Availability under the Revolving Credit Facility for Advances based on the Value of the Valley South's Eligible Accounts and Eligible Inventory in an amount equal to $1,000,000; provided however, such reserve may be reduced or
                               -------- -------
          released, at the option of Bank in its sole discretion, if Valley South maintains Net Income of not less than $700,000 for the six-month period ending April 30, 2002 and no Default or Event of Default has occurred."

(a)                 Borrowing Base. Section 2.3 of the Loan Agreement shall be
                    --------------  -----------
and is hereby amended to read in its entirety as follows:

               "2.3 Borrowing Base. The "Borrowing Base" as of the applicable
                    --------------
          date of determination shall be determined based upon the following advance rates and calculations:

          (a) An advance rate of up to 85% of the Value of the Borrowers' Eligible Accounts; plus
                                  ----

          (b) An advance rate of up to 65% of the Value of the Borrowers' Eligible Inventory; minus
                                   -----

          (c)  The total outstanding undrawn amount of all Letters of Credit;
               minus
               -----

          (d)  All Reserves.

          Percentages used from time to time in calculating the Borrowing Base are for the sole purpose of determining the maximum amount of Advances under Revolving Credit Facility that may be outstanding from time to time under this Agreement and shall not be evidentiary of or binding upon the Bank with respect to the market value or liquidation value of any Collateral. In the event that Bank has any questions regarding the Borrowers' calculation of the Borrowing Base, funding of Advances under the Revolving Credit Facility shall be subject to a resolution of such questions to Bank's satisfaction. Any request for an Advance under Revolving Credit Facility which, if funded, would result in the unpaid balance of an Advance under Revolving Credit Facility being in excess of the amount allowed by this Agreement may be declined by Bank in its sole discretion without prior notice."

(a)                 Eligible Inventory Sublimit. Section 2.4(a) of the Loan
                    ---------------------------  --------------
Agreement shall be and is hereby amended to read in its entirety as follows:

               "(a) Eligible Inventory Sublimit. Notwithstanding
                    ---------------------------
          anything herein or elsewhere to the contrary, the maximum amount of Revolving Credit Facility Usage based upon (i) the Eligible Inventory shall not exceed $11,000,000.00 at any time, and (ii) Eligible Inventory of Valley South shall not exceed $3,000,000 at any time; provided however, such
                                         -------- -------
          $3,000,000 sublimit shall increase up to a maximum amount of $4,000,000 after receipt by Bank of Borrowers' audited annual financial statements required under Section for the
                                                     -------
          Borrowers and their Subsidiaries for the fiscal year ending March 31, 2002 and provided that no Default or Event of Default has occurred."

(a)                 Reserves. Section 2.5 of the Loan Agreement shall be and is
                    --------  -----------
hereby amended to read in its entirety as follows:

               "2.5 Reserves. The amount of the Borrowing Base shall
                    --------
          be reduced by Reserves established by Bank from time to time at Bank's discretion, including without limitation, the Inventory Reserves and the Valley South Reserve. Such Reserves may be established by Bank from time to time regardless of whether a Default or Event of Default has occurred or is continuing."

(a)                 Collateral Management Fee. Section 8.7 of the Loan Agreement
                    -------------------------  -----------
shall be and is hereby amended to read in its entirety as follows:

          "8.7 Collateral Management Fee. So long as the Revolving
               -------------------------
          Credit Facility has not been terminated pursuant to the terms hereof and the Obligations have not been satisfied in full, Borrowers agree unconditionally pay to Bank a non-refundable monthly collateral management fee of Two Thousand Five Hundred Dollars ($2,500.00) payable monthly in advance."

(a)                 Intercompany Loans.  Section 13.3 of the Loan Agreement
                    -------------------  ------------
shall be and is hereby amended to read in its entirety as follows:

          "13.3 Loans. The Obligors will not make or have outstanding any loans
                -----
          or advances in the nature of loans to any Person including, without limitation, any officer, shareholder, director, employee or Affiliate of such Obligor, except (a) advances made to the Obligors' employees in the ordinary course of any Obligor's business and other loans to the Obligors' employees in an aggregate outstanding amount not to exceed $50,000 at any time, and (b) loans described on Schedule.
                                                                 --------
          Notwithstanding anything herein or elsewhere to the contrary, a Borrower may make loans to another Borrower provided that the outstanding amount of all loans from all Borrowers to all other Borrowers does not exceed $1,000,000 in the aggregate at any time."

(a)                  Net Income. Section 14.1 of the Loan Agreement shall be and
                     ----------  ------------
is hereby amended to read in its entirety as follows:

               "14.1 Net Income. Borrowers will have Net Income, determined on a
                     ----------
          consolidated basis with respect to the Borrowers only and not including any Guarantor or other Subsidiary, of not less than the following amounts for the following periods (if a loss is indicated, the loss will not be greater than the specified amount):


               Amount                           Period
---------------------        -------------------------
             ($670,000)      Fiscal quarter ending June 30, 2000
             ($300,000)      Fiscal quarter ending September 30, 2000
             ($237,000)      Fiscal quarter ending December 31, 2000
          $   (834,000)      Fiscal quarter ending March 31, 2001
           ($1,915,000)      Fiscal year ending March 31, 2001
          $    350,000       Fiscal quarter ending June 30, 2001
          $    300,000       Fiscal quarter ending September 30, 2001
          $    600,000       Fiscal quarter ending December 31, 2001
          $    608,000       Fiscal quarter ending March 31, 2002
          $  2,000,000       Fiscal year ending March 31, 2002
          $    510,000       Fiscal quarter ending June 30, 2002
          $    385,000       Fiscal quarter ending September 30, 2002
          $    490,000       Fiscal quarter ending December 31, 2002
          $    615,000       Fiscal quarter ending March 31, 2003
          $  2,000,000       Fiscal year ending March 31, 2003
          $    500,000       Fiscal quarter ending June 30, 2003 and for each
                             fiscal quarter thereafter
          $  2,000,000       Fiscal year ending March 31, 2004 and for each
                             fiscal year thereafter"


(a)                  Stand-Alone Net Income. Section 14.2 of the Loan Agreement
                     ----------------------  ------------
shall be and is hereby amended to read in its entirety as follows:

               "14.2 Stand-Alone Net Income. Each Borrower, on a
                     ----------------------
          stand-alone basis and not consolidated with any other Borrower or any Guarantor or other Subsidiary, will have positive Net Income (and no net losses) for each fiscal quarter commencing with the fiscal quarter ending December 31, 2001."

(a)                  Net Worth. Section 14.3 of the Loan Agreement shall be and
                    ---------  ------------
is hereby amended to read in its entirety as follows:

               "14.3 Net Worth. Borrowers will maintain Net Worth,
                     ---------
          determined on a consolidated basis with respect to the Borrowers only and not including any Guarantor or other Subsidiary, of not less than the following amounts for the following periods:


                 Amount                     Period
                 ------                     ------
               $33,554,000  As of June 30, 2000
               $33,254,000  As of September 30, 2000 and at all times
                            thereafter through December 30, 2000
               $33,279,000  As of December 31, 2000 and at all times
                            thereafter through March 30, 2001
               $26,570,000  As of March 31, 2001 and at all times
                            thereafter through June 29, 2001
               $27,417,000  As of June 30, 2001 and at all times
                            thereafter through September 29, 2001
               $30,299,000  As of September 30, 2001 and at all times
                            thereafter through December 30, 2001
               $31,649,000  As of December 31, 2001 and at all times
                            thereafter through March 30, 2002
               $32,257,000  As of March 31, 2002 and at all times
                            thereafter through June 29, 2002
               $32,767,000  As of June 30, 2002 and at all times
                            thereafter through September 29, 2002
               $33,152,000  As of September 30, 2002 and at all times
                            thereafter through December 30, 2002
               $33,642,000  As of December 31, 2002 and at all times
                            thereafter through March 30, 2003
               $34,257,000  As of March 31, 2003 and at all times
                            thereafter through March 30, 2004

               As of the end of each fiscal year commencing with the fiscal year ending March 31, 2004 and continuing throughout the next fiscal year until but not including the next fiscal year end, the minimum Net Worth requirement will be increased by $2,000,000 per year."

(a)                  Cash on Deposit. Section 14.6 of the Loan Agreement shall
                     ---------------  ------------
be and is hereby amended to read in its entirety as follows:

               "14.6 Cash on Deposit. As a condition of closing and
                     ---------------
          at all times thereafter, Borrowers shall maintain Bank as their sole bank of account (except for certain payroll accounts as permitted by Bank) and shall deposit with Bank in separate segregated accounts all cash-on-hand of Borrowers. In addition, Borrowers will at all times maintain on deposit with Bank in a separate segregated account a minimum of $2,000,000 in cash."

(a)                 Bank Accounts. Notwithstanding anything to the contrary
                    -------------
contained in the Loan Agreement, Borrowers will maintain a lockbox with LaSalle National Bank and their operating accounts, main disbursement accounts, investment accounts and deposit accounts with LaSalle National Bank, unless otherwise agreed by Bank in writing. The Obligors will notify Bank in writing and on a continuing basis, of all deposit accounts, investment accounts and certificates of deposit (including the numbers thereof) maintained with or purchased from any other depository institutions.

(a)                 P&W Asset Acquisition. Borrowers and Guarantors represent
                    ---------------------
and warrant to Bank that Discount RX has entered into a certain Agreement for Purchase and Sale of Assets dated October 12, 2001 (the "Purchase Agreement") with Penner & Welsch, Inc. ("P&W") pursuant to which Discount RX is acquiring substantially all of the operating assets of P&W (the "Acquisition"). Borrowers and Guarantors agree that Discount RX will not complete the Acquisition or use any proceeds of any Advances by Bank to fund the Acquisition unless and until all of the following conditions have been satisfied:

a. Bank shall have approved the form and content of all transfer and collateral documents to be executed in connection with the Acquisition.

a. The cash portion of the purchase price payable by Discount has been approved by Bank, including without limitation the portion payable for P&W's accounts and inventory.

a. Bank shall have received evidence satisfactory to Bank that all bankruptcy court and other approvals required in connection with the Acquisition have been obtained and are in full force and effect, with no stay pending and with all appeal periods, if any, having expired.

a. Bank shall have received evidence satisfactory to Bank that all of the assets being acquired pursuant to the Acquisition are being acquired free and clear of all liens, encumbrances, security interests and claims, other than liens in favor of Bank.

a. Bank shall have received evidence satisfactory to Bank that all obligations owed by P&W to Hibernia National Bank have been repaid in full and the Hibernia National Bank has no lien, security interest or claim against any of the assets being acquired pursuant to the Acquisition.

a. Bank shall have received evidence satisfactory to Bank that McKesson HBOC and its parents, affiliates, subsidiaries, successors and assigns and those who claim by and through McKesson HBOC (collectively, "McKesson") shall have entered into a release or settlement agreement in form and content satisfactory to Bank pursuant to which McKesson shall have released any and all claims McKesson may have against P&W, Discount RX, DrugMax and their respective officers, directors, affiliates, agents, attorneys and managing agents.

a. Bank shall have received evidence satisfactory to Bank that all obligations owed by P&W to DrugMax have been repaid or are being repaid simultaneously with the closing of the Acquisition, except for certain obligations incurred prior to the filing of P&W's bankruptcy petition in an amount not to exceed $40,000.

a. Bank shall have received an opinion of counsel from bankruptcy counsel to Borrowers in form and content acceptable to Bank covering such matters as Bank may require related to the Acquisition and the bankruptcy of P&W, such opinion shall, inter alia, confirm to Bank that the conditions set forth in this Section 15 have been satisfied.
              ----------

a. Borrowers shall have satisfied such other conditions as Bank may require.

a. Bank shall have received a certificate from the officer of Borrowers responsible for licensing matters certifying to Bank that Discount RX has all licenses necessary for Discount RX to own and operate the business being acquired pursuant to the Acquisition.

          Borrowers also covenant and agree as follows:

(1) Borrowers will cause to be delivered to Bank within five (5) days after completion of the Acquisition copies of all documents entered into in connection with the Acquisition, certified by Borrowers to be accurate and complete, together with such other documents related thereto as Bank may require.

(1) Borrowers will not amend, modify, restate or waive any provision of any document entered into in connection with the Acquisition on the River Road Lease (as hereinafter defined), except with the prior written approval of Bank.

(1) On or before January 15, 2002, Discount RX will transfer to Valley South all of its assets, including without limitation all assets acquired in connection with the Acquisition and all proceeds thereof, and thereafter Discount RX will not engage in any business activities or acquire or hold any assets without the prior written consent of Bank. Borrowers will deliver to Bank for prior review and approval all documents to be executed in connection with the transfer described in this subsection and all other documents related thereto as Bank may require.

(1) On or before January 15, 2002, Valley South will obtain all licenses necessary to enable Valley South to own and operate the business being acquired by Valley South as provided in subsection (iii) above, together with a certificate from the officer of Borrowers responsible for licensing matters certifying to Bank that Valley South has all of such licenses and an opinion of counsel to the same effect, both of which must be in form and content acceptable to Bank.

(1) Discount RX and Vall ey South will maintain all of their deposit accounts and disbursement accounts with Bank and, as soon as possible after the closing of the Acquisition, will enter into a lockbox arrangement with Bank for the collection of their accounts.

(1) All financial statements delivered by Borrowers to Bank pursuant to the Loan Agreement shall be prepared on a consolidated and consolidating basis.

(a)            Transfer of Assets to Valley South. Until the transfer of assets
               ----------------------------------
from Discount RX to Valley South required under Section 15(iii) above has been
                                                ---------------
completed,(a) the Valley South Reserve shall be established with respect to Availability under the Revolving Credit Facility for Advances based on the Value of Discount RX's Eligible Accounts and Eligible Inventory, and (b) the
[20~

Eligible Inventory Sublimit set forth in Section 2.4(a)(ii) of the Loan
                                         ------------------
Agreement as amended hereby, of $3,000,000 shall apply to Eligible Inventory of Discount RX. In addition, the calculation of the minimum Net Income of $700,000 for the six-month period ending April 30, 2002 for the release of the Valley South Reserve shall be based upon the combined Net Income of Discount RX and Valley South for such period.

(a)       Bankruptcy Matters.  Borrower hereby represent and warrant to Bank as
          ------------------
follows:

a. In connection with the First Amended Plan of Reorganization (the "Plan") approved in connection with the Chapter 11 bankruptcy filing of P&W, all of the conditions to the Effective Date (as defined in the Plan) as set forth in Article XV of the Plan have occurred or been irrevocably waived in writing by McKesson and Hibernia National Bank.

a. The Class 4 claim of Hibernia National Bank under the Plan has been paid in full and Hibernia National Bank has released its lien in and claim against the asset being sold pursuant to the Acquisition.

a.                       McKesson has elected Alternative B in Section 4.3 of
                                                               -----------
the Plan and has executed and delivered a full and complete written release of all causes of action, known or unknown, between McKesson on the one hand, and P&W, DrugMax, Discount RX, Hibernia National Bank, and other relevant parties described in Section 4.3 of the Plan on the other hand, together with their
             -----------
affiliates, officers, directors, managing agents, and attorneys. The release includes a release of avoiding actions against McKesson and a dismissal with prejudice of all filed actions, including a dismissal with prejudice of the Adversary Proceeding, the Crossclaim, and the District Court Action (as such terms are defined in the Plan).

a. The Confirmation Order confirming the Plan dated October 16, 2001 (the "Order") has not been stayed and no notice of appeal or reconsideration with respect thereto has been filed and/or is pending.

a.                       The Order attached hereto as Exhibit 17(e) is a true
                                                      ------------
and correct copy of the final executed Order confirming the Plan.

a. At closing of the Acquisition, a credit will be given against the consideration to be paid by Discount RX to the Disbursing Agent (as defined in the Plan) in an amount equal to the outstanding balance, including all applicable fees, costs and interest with regard to the Debtor-in-Possession Financing Facility (as defined in the Plan) provided by Discount RX to P&W during its Chapter 11 proceedings of P&W.

a. No modifications, amendments or other changes to the Purchase Agreement have been made and all of the transfers and transactions in connection with closing of the Acquisition shall be in strict and complete compliance with the terms of the Purchase Agreement.

b. The Order, Plan, Purchase Agreement and all other documents executed in connection therewith are presently in full force and effect, are not subject to stay, and not subject to any order for reconsideration or appeal. The foregoing documents have not been modified or amended from the copies delivered to Bank.

a. A true and complete copy of the Plan and Disclosure Statement related to the Plan are attached as Exhibit 17 (i).
                                              --------------

a. The terms of the River Road Lease (as hereinafter defined) are not in excess of market rate rental and are otherwise fair and reasonable and no less onerous on the tenant than the terms of a lease negotiated at arms-length between unaffiliated and unrelated parties.

(a)            Fee. As a condition for Bank entering into this Amendment,
               ---
Borrowers agree to pay to Bank an amendment fee in the amount of Forty Thousand Dollars ($40,000.00), which fee has been fully earned by Bank and shall be due and payable on the date hereof. Bank is hereby irrevocably authorized to deduct such fee from any account of any Borrower maintained with Bank or to advance sums under the Revolving Credit Facility without further notice to Borrowers to pay such fee.

(a)            Conditions Precedent to Closing. The obligation of Bank to enter
               -------------------------------
into this Amendment is subject to the fulfillment, to the satisfaction of Bank, of each of the following conditions. All of such agreements, documents and other items must be in form, content and all other respects satisfactory to Bank in its sole discretion.

1.                       Executed Amendment Documents. Bank shall have received
                         ----------------------------
each of the following documents, duly executed, and each such document shall be in full force and effect:

a.                       the Amended and Restated Revolver Note;

a. Stock Pledge Agreement for Valley South together with blank stock powers;

a.                       Surety Agreements;

a. Collateral Assignments of Patents, Trademarks, Licenses and Approvals;

a.                       UCC-1 Financing Statements; and

a.                       any and all other documents collateral thereto.

1.                       Authorizing Resolutions.  Bank shall have received a
                         -----------------------
certificate from the Secretary of each Obligor attesting to the resolutions of each Obligor's Board of Directors authorizing its execution, delivery, and performance of this Amendment and authorizing specific officers of such Obligor to execute the same.

1.                       Insurance.  Bank shall have received loss payee
                         ---------
endorsements as well as the relevant policies and evidence of insurance, together with the endorsements thereto, in connection with the addition of and Discount RX and Valley South.

1.                       Collateral Access Agreements.  Bank shall have received
                         ----------------------------
such Collateral Access Agreements from lessors, warehousemen, bailees, and other third persons as Bank may require with respect to all Eligible Inventory Locations, including Eligible Inventory Locations maintained by Discount RX and Valley South.

1.                       Lease Agreement.  Bank shall have received a fully
                         ---------------
executed lease agreement (the "River Road Lease") between River Road Real Estate, LLC, as lessor and Discount RX and Valley South, as lessees, for certain premises situate at 10016 River Road, St. Rose, Louisiana 70087, the terms of which must be certified by Borrowers to Bank to be no less favorable then terms which would be negotiated between unaffiliated entities.

1.                       Organizational Documents.  Bank shall have received
                         ------------------------
copies of the Articles of Incorporation, By-laws and Incumbency Certificates for Discount RX and Valley South.

1.                       Searches.  Bank shall have received copies of UCC, tax
                         --------
lien and judgment searches performed against each Obligor. In addition, Obligors shall deliver to bank a list and explanation of any lawsuits currently pending involving Discount RX and Valley South and an up-date to the pending litigation analysis delivered to Bank on the Closing Date for the other Obligors.

1.                       Schedules.  Bank shall have received updated Schedules
                         ---------
to be appended to the Loan Agreement evidencing any changes from the Schedules appended to the Loan Agreement on the Closing Date.

1.                       Opinions of Counsel.  Bank shall have received opinions
                         -------------------
of the Obligors' general and local counsels.

1.                       Material Contracts.  Bank shall have received fully
                         ------------------
executed copies of all material contracts and leases to which Discount RX or Valley South is a party.

1.                       Acquisition Purchase Documents.  Bank shall have
                         ------------------------------
received executed copies of all documents and agreements entered into in connection with the Acquisition.

1.                       Bankruptcy Court Documents. Bank shall have received
                         --------------------------
copies of all documents related to the bankruptcy of P&W to the extent they relate to or affect the Acquisition.

1.                       Pro-Forma Consolidating Opening Balance Sheet. Bank
                         ---------------------------------------------
shall have received a pro-forma consolidating opening balance sheet of Borrowers prepared in accordance with GAAP. Such balance sheet shall be presented to Borrowers' accountants for their review and comment with respect to the methodology of accounting for the assets to be purchased by Borrowers and Borrowers shall deliver to Bank any comments or correspondence related to such review from Borrowers' accountants.

1.                       Projections.  Bank shall have received updated
                         -----------
projections of profit and loss statements, cash flows and balance sheets and Availability of Borrowers and their Subsidiaries prepared on a month-by-month basis for the next succeeding twelve (12) months, prepared by the chief financial officer of Borrowers.

1.                       McKesson Release.    Bank shall have received a fully
                         ----------------
executed copy of the McKesson release or settlement agreement described in
Section 15(f) above.
--------------

1.                       Hibernia Agreement. Bank shall have received evidence
                         ------------------
that all obligations of P&W to Hibernia National Bank have been paid in full and Hibernia National Bank has released or terminated all liens and security interests previously granted in favor of Hibernia National Bank in the assets of P&W.

1.                       Organizational Chart.  Bank shall have received an
                         --------------------
updated organizational chart of Borrowers showing the legal structure of Borrowers and their Subsidiaries, including without limitation, Discount RX and Valley South.

1.                       Field Examination.  Bank shall have received a
                         -----------------
satisfactory field examination of the Inventory, Accounts and business affairs of the Obligors.

1.                       Licenses, Approvals, Etc. Bank shall have received
                         -------------------------
copies of all licenses, approvals, consents, authorizations and filings of Obligors required or necessary for the operation of their business.

1.                       Excess Availability.  As of the date hereof, Borrowers
                         -------------------
shall have Excess Availability under the Revolving Credit Facility, minus all
                                                                    -----
Reserves of a minimum aggregate amount of not less than $2,500,000. In addition, Valley South shall have Excess Availability under the Revolving Credit Facility, minus the Valley South Reserve of a minimum amount of not less than $500,000.
-----

1.                       Evidence of Payment.  Bank shall have received evidence
                         -------------------
that all outstanding obligations of P&W to Obligors or any of their Affiliates has been paid in full, except for certain pre-petition obligations of P&W to Obligors in an amount not to exceed $40,000. In addition, Bank shall have received evidence that any payments made to P&W by Obligors in connection with the Acquisition have been offset in full by amounts then owed to Obligors by P&W.

1.                       No Material Adverse Change.  Bank shall have received
                         --------------------------
evidence that no Material Adverse Change nor any material change in the value of the Collateral shall have occurred from the date of financial information and projections most recently provided to Bank.

1.                       Other Documents.  All other documents and legal matters
                         ---------------
in connection with the transactions contemplated by this Amendment shall have been delivered, executed, or recorded.

(a)            Confirmation of Collateral. Nothing contained herein shall be
               --------------------------
deemed to be a compromise, satisfaction, accord and satisfaction, novation or release of any of the Loan Documents, or any rights or obligations thereunder, or a waiver by Bank of any of its rights under the Loan Documents or at law or in equity. All liens, security interest, rights and remedies granted to Bank in the Loan Documents are hereby ratified, confirmed and continued. Borrowers and Guarantors acknowledge and agree that the term "Loan Documents" as used in the Loan Agreement and any other documents executed in connection therewith shall include, without limitation, this Amendment and any and all other documents executed in connection herewith.

(a)            Challenge to Enforcement. Borrowers and Guarantors acknowledge
               ------------------------
agree that they do not have any defense, set-off, counterclaim or challenge against the payment of any sums owing under the Loan Documents, or the enforcement of any of the terms or conditions thereof.

(a)            Additional Representation and Warranties. Borrowers and
               ----------------------------------------
Guarantors hereby represent and warrant, which representations and warranties shall survive until all Obligations are paid and satisfied in full, as follows:

a. All representations and warranties of Borrowers and Guarantors set forth in the Loan Documents are true and complete in all material respects as of the date hereof.

a. Upon the effectiveness of this Amendment, no condition or event exists or has occurred which would constitute an event of default under the Loan Documents or under any other material agreement between Borrowers, any Guarantor and any other third party (or would, upon the giving of notice or the passage of time, or both constitute an event of default).

a. Borrowers have not received any notice of default or event of default from any other lender, trustee or lessor with respect to any other loan, financing or lease agreement between such parties and any Borrower.

a. The execution and delivery of this Amendment by Borrowers and Guarantors and all documents and agreements to be executed and delivered pursuant to the terms hereof:

(1) have been duly authorized by all requisite corporate action by Borrowers and Guarantors;

(1) will not conflict with or result on the breach of or constitute a default (upon the passage of time, delivery of notice or both) under any Borrower's or any Guarantor's Articles of Incorporation, By-Laws or any applicable statute, law, rule, regulation or ordinance or any indenture, mortgage, loan or other document or agreement to which any Borrower or any Guarantor is a party or by which any of them is bound or affected; and

(1) will not result in the creation or imposition of any lien, charge or encumbrance of any nature whatsoever upon any of the property or assets of any Borrower or any Guarantor, except liens in favor of Bank or as permitted hereunder or under the Loan Documents.

a. All tax returns required to be filed by Borrowers have been timely filed and all taxes upon Borrowers or their properties, assets, income, and franchises (including real property taxes and payroll taxes) have been paid prior to delinquency.

(a)            Additional Documents; Further Assurances. Borrowers covenant and
               ----------------------------------------
agree to execute and deliver to Bank, or to cause to be executed and delivered to Bank contemporaneously herewith, at the sole cost and expense of Borrowers, any and all other documents, agreements, statements, resolutions, certificates, consents and information as Bank may require in connection with the matters or actions described herein. Borrowers further covenant and agree to execute and deliver to Bank or to cause to be executed and delivered at the sole cost and expense of

Borrowers, from time to time, any and all other documents, agreements, statements, certificates and information as Bank shall reasonably request to evidence or effect the terms hereof, the Loan Agreement, as amended, or any of the other Loan Documents, or to enforce or to protect Bank's interest in the Collateral. All such documents, agreements, statements, certificates and information shall be in form and content acceptable to Bank in its sole discretion.

(a)            Certain Fees, Costs, Expenses and Expenditures. Borrowers will
               ----------------------------------------------
pay all of Bank's expenses in connection with the review, preparation, negotiation, documentation and closing of this Amendment and the consummation of the transactions contemplated hereunder, including without limitation, costs and fees and expenses of counsel retained by Bank and all fees related to filings, recording of documents and searches, whether or not the transactions contemplated hereunder are consummated. Nothing contained herein shall limit in any manner whatsoever Bank's right to reimbursement under any of the Loan Documents.

(a)            Communications and Notices. All notices, requests and other
               --------------------------
communications made or given in connection with this Amendment shall be made in accordance with the provisions of the Loan Agreement.

(a)            Time of Essence.  Time is of the essence of this Amendment.
               ---------------

(a)            No Waiver. Except as otherwise provided herein, nothing contained
               ---------
and no actions taken by Bank in connection herewith shall constitute nor shall they be deemed to be a waiver, release or amendment of or to any rights, remedies, or privileges afforded to Bank under the Loan Documents or under the UCC. Nothing herein shall constitute a waiver by Bank of any Borrower's or any Guarantor's compliance with the terms of the Loan Documents, nor shall anything contained herein constitute an agreement by Bank to enter into any further amendments with Borrowers and Guarantors.

(a)            Inconsistencies. To the extent of any inconsistencies between the
               ---------------
terms and conditions of this Amendment and the terms and conditions of the Loan Documents, the terms and conditions of this Amendment shall prevail. All terms and conditions of the Loan Documents not inconsistent herewith shall remain in full force and effect and are hereby ratified and confirmed by Borrowers and Guarantors.

(a)            Binding Effect. This Amendment and all rights and powers granted
               --------------
hereby will bind and inure to the benefit of the parties hereto and their respective permitted successors and assigns.

(a)            Severability. The provisions of this Amendment and all other Loan
               ------------
Documents are deemed to be severable, and the invalidity or unenforceability of any provision shall not affect or impair the remaining provisions which shall continue in full force and effect.

(a)            No Third Party Beneficiaries. The rights and benefits of this
               ----------------------------
Amendment and the Loan Documents shall not inure to the benefit of any third party.

(a)            Modifications. No modifications of this Amendment or any of the
               -------------
Loan Documents shall be binding or enforceable unless in writing and signed by or on behalf of the party against whom enforcement is sought.

(a)            Holidays. If the day provided herein for the payment of any
               --------
amount or the taking of any action falls on a Saturday, Sunday or public holiday at the place for payment or action, then the due date for such payment or action will be the next succeeding Business Day.

(a)            Law Governing. This Amendment has been made, executed and
               -------------
delivered in the Commonwealth of Pennsylvania and will be construed in accordance with and governed by the laws of such Commonwealth, without regard to any rules or principles regarding conflicts of law or any rule or canon of construction which interprets agreements against the draftsman.

(a)            Headings. The headings of the Articles, Sections, paragraphs and
               --------
clauses of this Amendment are inserted for convenience only and shall not be deemed to constitute a part of this Amendment.

(a)            Counterparts; Facsimile Signatures. This Amendment may be
               ----------------------------------
executed in any number of counterparts, all of which taken together constitute one and the same instrument, and any of the parties hereto may execute this Amendment by signing any such counterpart. Any signature delivered via facsimile shall be deemed an original signature hereto.

(a)            Joint and Several. The obligations of Borrowers and Guarantors
               -----------------
under this Amendment shall be joint and several obligations.

(a)            Waiver of Right to Trial by Jury. BORROWERS, GUARANTORS AND BANK
               --------------------------------
WAIVE ANY RIGHT TO TRIAL BY JURY ON ANY CLAIM, DEMAND, ACTION OR CAUSE OF ACTION
(a) ARISING UNDER THIS AMENDMENT, (b) ARISING UNDER ANY OF THE OTHER LOAN DOCUMENTS OR (c) IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE DEALINGS OF BORROWERS, GUARANTORS OR BANK WITH RESPECT TO THIS AMENDMENT OR ANY OF THE OTHER LOAN DOCUMENTS OR THE TRANSACTIONS RELATED HERETO OR THERETO, IN EACH CASE WHETHER SOUNDING IN CONTRACT OR TORT OR OTHERWISE. BORROWERS, GUARANTORS AND BANK AGREE AND CONSENT THAT ANY SUCH CLAIM, DEMAND, ACTION OR CAUSE OF ACTION SHALL BE DECIDED BY COURT TRIAL WITHOUT A JURY, AND THAT ANY PARTY TO THIS AMENDMENT MAY FILE AN ORIGINAL COUNTERPART OR A COPY OF THIS SECTION WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF BORROWERS, GUARANTORS AND BANK TO THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY. BORROWERS AND GUARANTORS ACKNOWLEDGE THAT THEY HAVE HAD THE OPPORTUNITY TO CONSULT WITH COUNSEL REGARDING THIS SECTION, THAT THEY FULLY UNDERSTAND ITS TERMS, CONTENT AND EFFECT, AND THAT THEY VOLUNTARILY AND KNOWINGLY AGREE TO THE TERMS OF THIS SECTION.

       IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

            BORROWERS:
            ---------

        DRUGMAX, INC., formerly known as DrugMax.com, Inc.

        By:  /s/ Ronald J. Patrick
             -------------------------------
        Name/Title: VP of Finance
                    ------------------------

        VALLEY DRUG COMPANY

        By:  /s/ Ronald J. Patrick
             -------------------------------
        Name/Title: VP of Finance
                    ------------------------

        DISCOUNT RX, INC.

        By:  /s/ Ronald J. Patrick
             -------------------------------
        Name/Title: CFO
                    ------------------------

        VALLEY DRUG COMPANY SOUTH

        By:  /s/ Ronald J. Patrick
             -------------------------------
        Name/Title: CFO
                    ------------------------

        GUARANTORS:
        ----------

        DESKTOP MEDIA GROUP, INC.

        By:  /s/ Ronald J. Patrick
             -------------------------------
        Name/Title: CFO
                    ------------------------

        VETHALL, INC

        By:  /s/ Ronald J. Patrick
             -------------------------------
        Name/Title: CFO
                    ------------------------

        BANK:
        ----

        STANDARD FEDERAL BANK NATIONAL ASSOCIATION, formerly known as Michigan National Bank, as successor in interest to Mellon Bank, N.A.

        By:  LaSalle Business Credit, Inc., as agent

        By: /s/ Stephen A. Caffrey
            --------------------------------
        Name/Title: Vice President
                    ------------------------